Exhibit 1.03

Investor Relations	Media Relations
Monish Bahl CDC Corporation 678-259-8510 mbahl@cdcsoftware.com	Lorretta Gasper CDC Corporation 678-259-8631 lgasper@cdcsoftware.com

FOR IMMEDIATE RELEASE

CDC Corporation Expects To Exceed High End of Its Pre-Announced Second Quarter 2008 Revenue

CDC Corporation to Hold Second Quarter 2008 Earnings Call on August 7, 2008 at 5PM EDT

HONG KONG, ATLANTA – July 29, 2008 — CDC Corporation (NASDAQ: CHINA), a leading global enterprise software and new media company, today announced that based on further financial analysis, the company anticipates it will exceed the high end of its previously announced revenue estimates for Q2 2008 of between (U.S.)$107.3 -108.5 million, which already represents an all-time record quarter for the company.

“We are pleased that our results indicate CDC will exceed our already announced second quarter 2008 revenue estimates and we are seeing improving profitability relative to the first quarter of 2008,” said Peter Yip, CEO of CDC Corporation. “We believe that this validates the success of our strategy on focusing exclusively on improving operating metrics and preserving cash. As part of our goal to improve financial transparency and operating performance, we are aiming to execute on a more timely reporting schedule.”

CDC Software will hold a conference call to discuss the company’s second quarter 2008 earnings and operating results on Thursday, August 7, 2008 at 5 PM EDT. An earnings release will precede the call, posting to the wires after the market closes on August 7, 2008.

•	To listen, call the access number a few minutes before the scheduled start time of the call.

•	Date: Thursday, August 7, 2008

•	Time: 5:00 PM EST

•	USA and Canada Toll Free Number: + (888) 603-6873

•	Int’l/Local Dial-In #: #: (973) 582-2706

•	The conference ID number is # 55369711 and the call leader is Mr. Monish Bahl.

Webcast Link:
Investors are invited to listen to a live webcast of the conference call which can be accessed through the investor section of the CDC Corporation website at www.cdccorporation.net. The call can also be accessed through www.streetevents.com. To listen to the call, please go to the website at least 15 minutes prior to the call and download any necessary audio software.

For those unable to call in, a digital instant replay will be available after the call until Aug. 21, 2008.

About CDC Corporation
The CDC family of companies includes CDC Software focused on enterprise software applications and services, CDC Games focused on online games, and China.com focused on portals for the greater China markets. For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net.

Cautionary Note Regarding Forward-Looking Statements
This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995. These forward-looking statements include statements regarding exceeding our anticipated range of revenue estimates, our expectations to post record quarterly revenues, our expectations regarding the yields of our current, past and planned cost savings measures and improving profitability, our beliefs regarding the success of our strategy to improve operating metrics and preserve cash, our ability to execute on a more timely schedule, our intentions regarding the timing of our Q2 2008 earnings release, our beliefs regarding our position and ability to continue our growth strategy and continue to see improvements in operating margins, and other statements that are not historical fact, the achievement of which involve risks, uncertainties and assumptions. If any such risks or uncertainties materialize or if any of the assumptions proves incorrect, our results could differ materially from the results expressed or implied by the forward-looking statements we make. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements, including the following: (a) the ability to realize strategic objectives by taking advantage of market opportunities in targeted geographic markets; (b) the ability to make changes in business strategy, development plans and product offerings to respond to the needs of current, new and potential customers, suppliers and strategic partners; (c) the effects of restructurings and rationalization of operations; (d) the ability to address technological changes and developments including the development and enhancement of products; (e) the entry of new competitors and their technological advances; (f) the need to develop, integrate and deploy enterprise software applications to meet customer’s requirements; (g) the possibility of development or deployment difficulties or delays; (h) the dependence on customer satisfaction with the company’s software products and services; (i) continued commitment to the deployment of the enterprise software solutions; (j) risks involved in developing software solutions and integrating them with third-party software and services; (k) the continued ability of the company’s enterprise software solutions to address client-specific requirements; (l) demand for and market acceptance of new and existing enterprise software and services and the positioning of the company’s solutions; (m) the ability of staff to operate the enterprise software and extract and utilize information from the company’s enterprise software solutions; (n) the continued cooperation of our strategic and business partners; (o) risks relating to economic conditions and other matters beyond our control; (p) the risk that the preliminary financial results provided herein could differ from our actual results of operations and financial condition; and (q) the continued strength of revenues from our installed base customers. Further information on risks or other factors that could cause results to differ is detailed in filings or submissions with the United States Securities and Exchange Commission made by CDC Corporation in its Annual Report for the year ended December 31, 2007 on Form 20-F filed on June 30, 2008. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise.